BankAmerica Corporation
      Charlotte, NC 28255
      Tel 704 386-5000

      BankAmerica Corporation
      Pricing Supplement No. 0219 Dated         Rule 424(b)(2)
      March 24, 1999 (To Prospectus dated       File number: 333-51367
      May 21, 1998 and Prospectus
      Supplement dated November 16, 1998)

      Subordinated Medium-Term Notes, Series H

      Due Nine Months or More From Date of Issue


      Principal Amount:                        $  15,000,000.00
      Issue Price:               100.00 %      $  15,000,000.00
      Commission or Discount:     2.250 %      $     337,500.00
      Proceeds to Corporation:   97.750 %      $  14,662,500.00

      Agent:                   Morgan Stanley & Co. Incorporated, as Agent

      Original Issue Date:     April 14, 1999

      Stated Maturity Date:    April 14, 2014

      Cusip #:                 06606P-AE-9

      Form:                    Book-entry only

      Interest Rate:           6.550% Fixed

      Interest Payment Dates:  14th of April and October, commencing
                               October 14, 1999

      May the Notes be redeemed by the Corporation prior
      to maturity?                                        Yes(See Below)

      The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring April 14, 2002 and on any Interest Payment Date occurring in April or October thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 15 calendar days prior notice to the Noteholder and Trustee, as described in the Prospectus Supplement.

      May the notes be repaid prior to maturity at the option
      of the holder?                                                 No